UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  August 23, 2006

MUELLER WATER PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32892	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4211 W. Boy Scout Boulevard
Tampa, FL 33607
(Address of Principal Executive Offices)

(813) 871-4811
 (Registrant’s telephone number, including area code)

Not Applicable.
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.   Entry Into a Material Definitive Agreement.

On August 23, 2006, Mueller Water Products, Inc. (the “Company”) and Jeffery W. Sprick entered into a letter agreement whereby Mr. Sprick will continue as Chief Financial Officer and Senior Vice President of the Company.  A copy of the letter agreement between Mueller Water Products, Inc. and Jeffery W. Sprick is attached hereto as Exhibit 10.1.

The August 23, 2006 letter agreement with Mr. Sprick provides for a base salary, effective as of May 25, 2006, of $276,000 per year, subject to annual review based on performance, and benefits commensurate with an executive-level position at the Company.  Under the letter agreement, Mr. Sprick is participating in the Company’s Executive Incentive Plan with an annual target bonus level of 50% of base salary up to a maximum bonus potential of 100% of base salary.  Mr. Sprick also is eligible to participate in the Mueller Water Products, Inc. long-term incentive program.

In the event Mr. Sprick is terminated without cause, as defined in the letter agreement, then Mr. Sprick will be entitled to 18 months of salary continuance, including base salary and target bonus, and 18 months of continuing fringe benefits to the extent the plans permit continued participation.

Neither Mr. Sprick nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Company. Mr. Sprick has no family relationship with any director or executive officer of the Company. He will continue as an officer of the Company until the earlier of his termination of employment or the election of his successor by the Board of Directors.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

10.1	Letter Agreement dated August 23, 2006 between Mueller Water Products, Inc. and Jeffery W. Sprick

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUELLER WATER PRODUCTS, INC.

By:	/s/ Victor P. Patrick
Victor P. Patrick
Vice President and Secretary

Date:  August 29, 2006